As filed with the Securities and Exchange Commission on February 14, 2022

Registration No. 333-259619

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ShiftPixy, Inc.

(Exact name of registrant as specified in its charter)

Wyoming	47-4211438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

501 Brickell Key Drive, Suite 300

Miami, FL 33131

(888) 798-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott W. Absher

Chief Executive Officer

501 Brickell Key Drive. Suite 300

Miami, FL 33131

(888) 798-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ivan K. Blumenthal, Esq.

Daniel A. Bagliebter, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

(212) 935-3000

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filter ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  The selling shareholders may not sell these securities until the Securities and Exchange Commission declares the registration statement effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 14, 2022

PROSPECTUS

15,423,200 Shares of Common Stock

The selling shareholders of ShiftPixy, Inc. (“ShiftPixy,” “we,” “us” or the “Company”) listed beginning on page 18 of this prospectus may offer and resell under this prospectus (i) up to 2,850,000 shares of our common stock, par value $0.0001 per share (the “Common Stock”), and (ii) up to 12,573,200 shares of our Common Stock issuable upon exercise of warrants, including pre-funded warrants and warrants issued by the Registrant to A.G.P./Alliance Global Partners and its affiliates for compensation as placement agent in connection with the transactions described herein (collectively, the “Warrants”) acquired by the selling shareholders under the Securities Purchase Agreement (the “Purchase Agreement”), dated August 31, 2021, by and among the Company and the investor listed therein (the “Investor”) and the Placement Agent Agreement, dated August 31, 2021, by and between the Company and A.G.P./Alliance Global Partners (the “Placement Agent Agreement”).

We are registering the resale of the shares of Common Stock covered by this prospectus as required by the Purchase Agreement and Placement Agent Agreement.  The selling shareholders will receive all of the proceeds from any sales of the shares offered hereby.  We will not receive any of the proceeds, but we will incur expenses in connection with the offering.  To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price of the Warrants.

The selling shareholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices.  The timing and amount of any sale are within the sole discretion of the selling shareholders.  Our registration of the shares of Common Stock covered by this prospectus does not mean that the selling shareholders will offer or sell any of the shares.  For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution” beginning on page 22 of this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “PIXY.” The last reported sale price of our Common Stock on February 11, 2022 was $0.99 per share.

Investing in our Common Stock is highly speculative and involves a significant degree of risk.  Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 10 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to which the selling shareholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus.  You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of Common Stock are sold or otherwise disposed of on a later date.  It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision.  You should also read and consider the information in the documents to which we have referred you under “Where You Can Find Additional Information” and “Information Incorporated by Reference” in this prospectus.

We have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.  This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of Common Stock other than the shares of our Common Stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus to “ShiftPixy,” the “Company,” “we,” “us” and “our” refer to ShiftPixy, Inc.

1

 PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus.  It does not contain all the information you should consider before investing in our securities.  Important information is incorporated by reference into this prospectus.  To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” together with the additional information described under “Information Incorporated by Reference.”

Overview

We are a human capital management (“HCM”) platform that provides real-time business intelligence along with HR services on a fee-based “software as a service” (“SAAS”) business model. We provide human resources, employment compliance, insurance related, payroll, and operational employment services solutions for our business clients (“clients” or “operators”) and shift work or “gig” opportunities for worksite employees (“WSEs” or “shifters”). As consideration for providing these services, we receive administrative or processing fees as a percentage of a client’s gross payroll, process and file payroll taxes and payroll tax returns, provide workers’ compensation coverage and administration related services, and provide employee benefits. The level of our administrative fees is dependent on the services provided to our clients which ranges from basic payroll processing to a full suite of human resources information systems (“HRIS”) technology. Our primary operating business metric is gross billings, consisting of our clients’ fully burdened payroll costs, which includes, in addition to payroll, workers’ compensation insurance premiums, employer taxes, and benefits costs.

Our goal is to be the best online fully-integrated workforce solution and employer services support platform for lower-wage workers and employment opportunities. We have built an application and desktop capable marketplace solution that allows for workers to access and apply for job opportunities created by our clients and to provide traditional back-office services to our clients as well as real-time business information for our clients’ human capital needs and requirements.

We have designed our business platform to evolve to meet the needs of a changing workforce and a changing work environment. We believe our approach and robust technology will benefit from the observed demographic workplace shift away from traditional employee/employer relationships towards the increasingly flexible work environment that is characteristic of the gig economy. We believe this change in approach began after the 2008 financial crisis and is currently being driven by the labor shortage created out of the COVID-19 economic crisis. We also believe that a significant problem underpinning the lower wage labor crisis is the sourcing of workers and matching temporary or gig workers to short-term job opportunities.

We have built our business on a recurring revenue model since our inception in 2015. Our initial market focus has been to monetize a traditional staffing services business model, coupled with developed technology, to address underserved markets containing predominately lower wage employees with high turnover, including the light industrial, food service, restaurant, and hospitality markets.

Although we have recently expanded into other industries, as noted below, for our fiscal year ended August 31, 2021 (“Fiscal 2021”), our primary focus was on clients in the restaurant and hospitality industries, market segments traditionally characterized by high employee turnover and low pay rates. We believe that these industries will be better served by our HRIS technology platform and related mobile smartphone application that provides payroll and human resources tracking for our clients. The use of our HRIS platform should provide our clients with real-time human capital business intelligence and we believe will result in lower operating costs, improved customer experience, and revenue growth. All of our clients enter into service agreements with us or one of our wholly-owned subsidiaries to provide these services.

We believe that our value proposition is to provide a combination of overall net cost savings to our clients, for which they are willing to pay increased administrative fees that offset the costs of the services we provide, as follows:

•	Payroll tax compliance and management services;

•	Governmental HR compliance such as for Patient Protection and Affordable Care Act (“ACA”) compliance requirements;

•	Reduced client workers’ compensation premiums or enhanced coverage;

•	Access to an employee pool of potential qualified applicants to reduce turnover costs;

•	Ability to fulfill temporary worker requirements in a “tight” labor market with our intermediation (“job matching”) services; and

•	Reduced screening and onboarding costs due to access to an improved pool of qualified applicants who can be onboarded through a highly advanced, efficient, and virtually paperless technology platform.

We believe that providing this baseline business, coupled with our technology solution, provides a unique, value-added solution to the HR compliance, staffing, and scheduling problems that businesses face. Over the past eighteen months, in the face of the COVID-19 pandemic, we have instituted various growth initiatives that are designed to accelerate our revenue growth. These initiatives include the matching of temporary job opportunities between workers and employers under a fully compliant staffing solution through our HRIS platform. For this solution to be effective, we need to obtain a significant number of WSEs in concentrated geographic areas to fulfill our clients’ unique staffing needs and facilitate the client-WSE relationship.

2

The Private Placement

On August 31, 2021, we entered into a Securities Purchase Agreement with Armistice Capital Master Fund Ltd. (“Armistice”), pursuant to which we issued and sold, in a private placement (the “Offering”), an aggregate of (i) 2,850,000 shares (the “Shares”) of Common Stock, together with warrants (the “Common Warrants”) to purchase up to 2,850,000 shares of Common Stock, and (ii) 4,673,511 pre-funded warrants (the “Pre-funded Warrants”) with each Pre-funded Warrant exercisable for one share of Common Stock, together with Common Warrants to purchase up to 4,673,511 shares of Common Stock (collectively, the “Offering”). Each share of Common Stock and accompanying Common Warrant was sold together at a combined offering price of $1.595, and each Pre-funded Warrant and accompanying Common Warrant was sold together at a combined offering price of $1.5949. The Pre-funded Warrants are immediately exercisable, at a nominal exercise price of $0.0001, and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. The Common Warrants have an exercise price of $1.595 per share, are immediately exercisable and expire five years from the effective date of this registration statement.

In connection with the Offering, we entered into a Placement Agent Agreement with A.G.P./Alliance Global Partners (the “Placement Agent”), pursuant to which the Placement Agent acted as the exclusive placement agent in connection with the Offering. Pursuant to the Placement Agent Agreement, we agreed to pay the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds from the Offering. In addition to the cash fee, we agreed to issue to the Placement Agent warrants to purchase an aggregate of up to five percent (5%) of the aggregate number of Shares and shares of Common Stock issuable upon exercise of the Pre-funded Warrants sold in the Offering (the “Placement Agent Warrants” and, together with the Common Warrants and the Pre-funded Warrants, the “Warrants”). The Placement Agent Warrants are exercisable for a period commencing six months from issuance and expiring four years from the effective date of this registration statement, and have an initial exercise price of $1.7545 per share.

In connection with the Offering, we are obligated, among other things, to (i) file a registration statement with the SEC within 15 days following the closing of the Offering for purposes of registering the Shares and the shares of Common Stock issuable upon exercise of the Warrants, including the Pre-funded Warrants and the Placement Agent Warrants, for resale by the selling shareholders, (ii) use our commercially reasonable best efforts to have the registration statement declared effective within sixty (60) days after closing of the Offering (or ninety (90) days after the closing of the Offering if the registration statement is reviewed by the SEC), and (iii) maintain the registration until the selling shareholder no longer hold any Shares or Warrants, including Pre-funded Warrants and Placement Agent Warrants.

As described in detail below, a substantial portion of the proceeds of the Offering has been devoted to our funding activities in connection with our sponsorship, through one of our wholly owned subsidiaries, of four separate special purpose acquisition companies, or “SPACs”. We further expect to devote a substantial portion of the proceeds from the exercise of any warrants issued pursuant to the Offering to funding our SPAC sponsorship activities, as detailed below. We believe that each of the SPACs described below, upon completing their initial business combinations, will have a material positive impact on our results of operations. Nevertheless, the failure of the SPACs to consummate their initial public offerings (“SPAC IPOs”) or complete their initial business combinations (“IBC”) would likely have a material adverse effect on our results of operations and future results. For further discussion, please refer to the “Risk Factors”, below, including the discussion under the heading “There is no guarantee that our current cash position, expected revenue growth and anticipated financing transactions will be sufficient to fund our operations for the next twelve months. Our sponsorship of various SPACs requires significant capital deployment, entails certain risks and may not be successful, which would likely have a material adverse effect on our future expansion, revenues, and profits.”

The foregoing descriptions of the Purchase Agreement, the Placement Agent Agreement, the form of Warrant and the form of Pre-funded Warrant are not complete and are subject to and qualified in their entirety by reference to the Purchase Agreement, the form of Warrant and the form of Pre-funded Warrant, respectively, copies of which are attached as Exhibits 10.1, 10.2, 4.1 and 4.2, respectively, to the Current Report on Form 8-K dated August 31, 2021, and are incorporated herein by reference

3

Recent Developments

Warrant Exercise

On January 26, 2022, we entered into a Warrant Exercise Agreement (the “Exercise Agreement”) with Armistice to cash exercise certain of their warrants to purchase up to an aggregate of 4,948,453 shares of Common Stock (the “Existing Warrants”). The Existing Warrants were initially issued on May 17, 2021 with an exercise price per share of $2.425, were immediately exercisable and were set to expire on June 15, 2026. Pursuant to the Exercise Agreement, to induce Armistice to cash exercise the Existing Warrants, (i) the exercise price per share of the Existing Warrants was reduced to $1.20 and (ii) we issued Armistice a new warrant to purchase up to an aggregate of 9,896,906 shares of Common Stock (the “New Warrant”), with such New Warrant to be issued on the basis of two New Warrant shares for each share of the Existing Warrant that is exercised for cash (the “Warrant Exercise”). The New Warrant has an exercise price per share of $1.55, is exercisable commencing July 28, 2022 and is set to expire on July 28, 2027. We received aggregate gross proceeds of approximately $5.9 million from the cash exercise of the Existing Warrants. The Existing Warrants and the underlying shares of Common Stock were registered pursuant to our Registration Statement on Form S-3 (File No. 333-256834), filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), on June 4, 2021, and declared effective on June 15, 2021.

Vensure Litigation

On September 7, 2021, Shiftable HR Acquisition, LLC, a wholly-owned subsidiary of Vensure Employer Services, Inc. (collectively, “Vensure”), filed a complaint (the “Complaint”) in the Court of Chancery of the State of Delaware asserting claims against us for breach of contract and declaratory judgment arising from the January 2020 Asset Purchase Agreement (the “APA”) between Vensure and us, pursuant to which Vensure purchased certain assets from us for total consideration of $19 million in cash, with $9.5 million to be paid at closing, and the remainder to be paid in 48 equal monthly installments (the “Installment Sum”). The Complaint does not specify the amount of damages sought and, in any event, we believe that, even if Vensure were to prevail, the amount recoverable would be less than the Installment Sum due to us under the APA but unpaid to date after offsetting any such recovery. Nevertheless, we deny Vensure’s claims and intend to defend the lawsuit vigorously while pursuing recovery of the unpaid Installment Sum from Vensure. Accordingly, on November 4, 2021, the Company filed its Answer and Counterclaim to Vensure’s Complaint, in which it not only denied Vensure’s claims, but also asserted counterclaims for breach of contract and tortious interference with contract.

May 2021 Private Placement

On May 13, 2021, we entered into a Securities Purchase Agreement with Armistice, pursuant to which we issued and sold, in a private placement (the “May Offering”), an aggregate of (i) 2,320,000 shares (the “May Shares”) of Common Stock, together with warrants (the “May Common Warrants”) to purchase up to 2,320,000 shares of Common Stock, and (ii) 2,628,453 pre-funded warrants (the “May Pre-funded Warrants”) with each May Pre-funded Warrant exercisable for one share of Common Stock, together with May Common Warrants to purchase up to 2,628,453 shares of Common Stock. Each share of Common Stock and accompanying May Common Warrant was sold together at a combined offering price of $2.425, and each May Pre-funded Warrant and accompanying May Common Warrant was sold together at a combined offering price of $2.4249. The May Pre-funded Warrants were immediately exercisable, at a nominal exercise price of $0.0001, and may be exercised at any time until all of the May Pre-funded Warrants are exercised in full. The May Common Warrants had an exercise price of $2.425 per share, were immediately exercisable and were set to expire on June 15, 2026. The May Common Warrants were exercised in connection with the Warrant Exercise.

In connection with the May Offering, we entered into a Placement Agent Agreement (the “May Placement Agent Agreement”) with the Placement Agent, pursuant to which the Placement Agent acted as the exclusive placement agent in connection with the May Offering. Pursuant to the May Placement Agent Agreement, we agreed to pay the Placement Agent a fee equal to 7.0% of the aggregate gross proceeds from the May Offering. In addition to the cash fee, we issued to the Placement Agent warrants to purchase an aggregate of up to five percent (5%) of the aggregate number of the May Shares and shares of Common Stock issuable upon exercise of the May Pre-funded Warrants sold in the May Offering (the “May Placement Agent Warrants”). The May Placement Agent Warrants are exercisable for a period commencing on November 17, 2021 and expiring June 15, 2025, and have an initial exercise price of $2.6675 per share.

4

Sponsorship of Special Purpose Acquisition Companies

On April 29, 2021, we announced our sponsorship, through our wholly-owned subsidiary, ShiftPixy Investments, Inc. (“Investments”), of four SPAC IPOs. The registration statement and prospectus relating to the initial public offering (“IHC IPO”) of one of these SPACs, Industrial Human Capital, Inc. (“IHC”), was declared effective by the SEC on October 19, 2021, and IHC units (the “IHC Units”), consisting of one share of common stock and an accompanying warrant to purchase one share of IHC common stock, began trading on the New York Stock Exchange (“NYSE”) on October 20, 2021. The IHC IPO closed on October 22, 2021, raising gross proceeds of $115 million for IHC. In connection with the IHC IPO, we purchased, through Investments, 4,639,102 private placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,639,102. IHC currently intends to use the proceeds of the IHC IPO to acquire companies in the light industrial segment of the staffing industry, and our goal is to enter into one or more CSAs with IHC following its IBC. Immediately following the IHC IPO, IHC began to evaluate acquisition candidates. IHC’s has twelve months to complete its IBC from the closing of the IHC IPO.

We currently anticipate that two of our remaining SPACs sponsored by Investments, Vital Human Capital, Inc. (“Vital”), and TechStackery, Inc. (“TechStackery”), will seek to raise $100 million each in connection with their SPAC IPOs to acquire companies in the healthcare, and technology segments of the staffing industry, respectively. We expect that our other remaining SPAC sponsored by Investments, Firemark Global Capital, Inc. (“Firemark”), will seek to raise $100 million in connection with its SPAC IPO to acquire one or more insurance entities to provide workers’ compensation and related insurance products. Although each of Vital, TechStackery and Firemark have filed registration statements and prospectuses contemplating that they will each seek to raise approximately $150 million, we currently anticipate that each will seek to raise approximately $100 million. We currently own, through Investments, approximately 15% of the issued and outstanding stock of IHC, and we expect to own approximately 15% of each of the other SPACs upon the consummation of their respective SPAC IPOs.

Assuming that each of Vital, TechStackery and Firemark consummate their SPAC IPOs for gross proceeds of $100 million, we expect to invest or otherwise extend capital, through Investments, totaling up to approximately $25,031,408 in connection with our sponsorship of the SPACs, including the following:

(i)	an aggregate of $17,531,408 (or up to $18,656,408 if the over-allotment option with respect to each SPAC is exercised) for purchases of common stock and private placement warrants in each of the SPACs as follows:

•	$25,000 to purchase founder shares (previously paid on February 18, 2021), and $4,639,102 to purchase private placement warrants in IHC (previously paid on October 22, 2021);
•	$25,000 to purchase founder shares (previously paid on February 18, 2021), and $4,264,102 (or up to $4,639,102 if the over-allotment option is exercised) to purchase private placement warrants in Vital (if and when the Vital IPO is consummated);
•	$25,000 to purchase founder shares (previously paid on February 18, 2021), and $4,264,102 (or up to $4,639,102 if the over-allotment option is exercised) to purchase private placement warrants in TechStackery (if and when the TechStackery IPO is consummated); and
•	$25,000 to purchase founder shares (previously paid on February 18, 2021), and $4,264,102 (or up to $4,639,102 if the over-allotment option is exercised) to purchase private placement warrants in Firemark (if and when the Firemark IPO is consummated);

(ii)	up to an aggregate of $1.5 million in loans that Investments may extend to Vital, TechStackery and Firemark, to cover IPO-related and organizational expenses of each SPAC, including SEC registration, legal and auditing fees, a total of $550,000 of which remains outstanding to Vital, TechStackery, and Firemark in the amounts of $150,000, $150,000, and $250,000, respectively, as of the date of this Registration Statement and Prospectus; and

(iii)	up to an aggregate of $6.0 million in working capital loans to the SPACs, including up to $1.5 million in working capital loans to IHC to finance transaction costs in connection with IHC’s IBC. To date, we have not extended any such working capital loans, nor have we determined the terms upon which any such working capital loans would be extended and/or repaid, though up to $1,500,000 of such working capital loans extended to any of the SPACs may be convertible into private placement warrants of each SPAC’s post business combination entity, at a price of $1.00 per warrant at our option. If we extend working capital loans to the SPACs and the SPACs do not consummate their IBCs, such working capital loans are unlikely to be repaid.

5

We do not currently have financing plans but we expect to obtain additional financing in the form of public or private equity offerings over the next twelve months as described above to purchase private placement warrants and to extend loans in connection with the SPAC IPOs of Vital, TechStackery and Firemark and to extend loans to IHC in connection with its IBC.

We may receive up to approximately $12.66 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants. The holders of the Warrants are not obligated to exercise their Warrants, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants.

We expect each SPAC to operate as a separately managed, publicly traded entity following the completion of their respective initial business combinations, or “De-SPAC”. We anticipate entering into service agreements with each of the staffing entities that will allow them to participate in our HRIS platform. We also expect to facilitate the procurement of workers’ compensation, personal liability, and other similar insurance products for these staffing entities through our anticipated relationship with Firemark, assuming that it is able to consummate its IPO and complete the De-SPAC process successfully.

Our board of directors (the “Board”) recently passed a resolution determining that we should not pursue direct acquisition opportunities at this time, but should instead use available capital that could be used for acquisitions to support our sponsorship of the SPACs, including the acquisition activities being conducted by IHC. As a result, we are devoting a substantial portion of our working capital to supporting the activities of IHC as it progresses toward its IBC, which includes time and expense devoted to evaluating acquisition candidates, conducting due diligence, advancing legal and audit fees, and assisting in the recruitment of top management following De-SPAC. We anticipate that a bulk of the gross proceeds of any Warrant exercises will support these activities, depending on their timing. Accordingly, we do not believe at present that there is a substantial likelihood that any of the SPACs will compete with us for suitable acquisition targets. Further, we do not anticipate that any of the SPACs entering into an IBC with a target business will be affiliated with us, Investments, or any of our officers or directors. To the extent one of the SPACs were to propose a business combination with such an affiliated person or related party, such transaction would be negotiated on an arms’ length basis and be subject to Board and shareholder approvals, as appropriate.

We anticipate that Firemark, Vital and TechStackery will each file with the SEC amendments to their respective registration statements on Form S-1 relating to their SPAC IPOs. These amendments will include updated financial statements, as well as revised public offering sizes and pricing terms. Although our present plan is to support each SPAC IPO, we are not in a position to state with certainty if or when any such SPAC IPO will be consummated, or the terms upon which it ultimately will be consummated.

We believe that our sponsorships of the SPACs focusing upon IBCs within the staffing industry have the potential to generate significant revenues and earnings for us, while also supporting a favorable business model for these SPACs. Similarly, we believe that Firemark has the potential to benefit from a relationship with us through both business referrals and licensed access to our technology, which should provide the means to expand its business in a profitable manner if and when it becomes operational.

Launch of ShiftPixy Labs

We also announced, in July 2020, our “ShiftPixy Labs” initiative, which includes the development of ghost kitchens in conjunction with our wholly-owned subsidiary, ShiftPixy Ghost Kitchens, Inc. Through this initiative, we intend to bring various food delivery concepts to market that will combine with our HRIS platform to create an easily replicated, comprehensive food preparation and delivery solution. The initial phase of this initiative is being implemented in our dedicated kitchen facility located in close proximity to our Miami headquarters, which we are already showcasing through the distribution of video programming on social media produced and distributed by our wholly -owned subsidiary, ShiftPixy Productions, Inc. If successful, we intend to replicate this initiative in similarly constructed facilities throughout the United States and in selected international locations. We also intend to provide similar services via mobile kitchen concepts, all of which will be heavily reliant on our HRIS platform and which we believe will capitalize on trends observed during the COVID-19 pandemic toward providing customers with a higher quality prepared food delivery product that is more responsive to their needs.

6

Impact of COVID-19

The COVID-19 pandemic continues to provide both business setbacks and business opportunities. Our growth trajectory has been muted by the economic impacts of the COVID-19 pandemic on our core business clients, primarily restaurants and nurse staffing organizations supplying health services not related to COVID-19.

The COVID-19 pandemic has significantly impacted and delayed our expected growth, which we saw initially through a decrease in our billed customers and WSEs beginning in mid-March 2020, when the State of California first implemented “lockdown” measures. Substantially all of our billed WSEs as of February 29, 2020 worked for clients located in Southern California, and were primarily in the QSR industry. Many of these clients were required to furlough or lay off employees or, in some cases, completely shutter their operations. For our clients serviced prior to the March 2020 pandemic lockdown, we experienced an approximate 30% reduction in business levels within six weeks after the first lockdown commenced. Early in the pandemic, the combination of our sales efforts and the tools that our services provide to businesses impacted by the COVID-19 pandemic resulted in additional business opportunities for new client location additions, as did the fact that many of our clients received Payroll Protection Plan loans (“PPP Loans”) under the CARES Act, which supported their businesses and payroll payments during in-store lockdowns. Nevertheless, during the quarter ended May 31, 2020, our WSE billings per client location decreased as many of our clients were forced to cease operations or reduce staffing. On July 13, 2020, the Governor of the State of California re-implemented certain COVID-19 related lockdown restrictions in most of the counties in the state, including those located in Southern California where most of our clients were located. The mercurial nature of the pandemic led to recurring lockdowns through the issuance of additional orders by state and county health authorities that yielded uneven patterns of business openings and closings throughout our clients’ markets, which also experienced significant lockdowns beginning in late November 2020 and through the year-end holiday season as a spike in COVID-19 cases was observed.

The negative impact of these lockdowns on our business and operations continued through our third quarter of Fiscal 2021 in a see-saw pattern, with some improvement observed after the removal of many restrictions in California and elsewhere from March through June 2021, only to be followed by the reimplementation of restrictions in the face of the pandemic resurgence fueled by the spread of the Delta variant of the virus. While the availability of PPP Loans to our clients mitigated the negative impact on our business during the initial stages of the pandemic, we believe that the failure of the government to renew this program exacerbated the deleterious impact of subsequent restrictions and lockdowns on our financial results for Fiscal 2021. We have observed some degree of business recovery as these lockdowns have relaxed and vaccination efforts have accelerated, and we believe that, to the extent that COVID-19 infection rates continue to decrease, and vaccination rates increase, governmental authorities will continue to remove restrictions, which will fuel our clients’ business recoveries. Nevertheless, we remain concerned that the recent resurgence of the virus, in the form of the Omicron variant, could have a material negative impact on our business and results of operations, as could the emergence of additional variants of the virus in the future.

We have also experienced increases in our workers’ compensation reserve requirements, and we expect additional workers’ compensation claims to be made by furloughed employees. We also expect additional workers’ compensation claims to be made by WSEs required to work by their employers during the COVID-19 pandemic. On May 4, 2020, the State of California indicated that workers who became ill with COVID-19 would have a potential claim against workers’ compensation insurance for their illnesses. These additional claims, to the extent they materialize, could have a material impact on our workers’ compensation liability estimates.

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Going Concern

As of August 31, 2021, we had cash of $1.5 million and a working capital deficit of $10.9 million. We have incurred recurring losses, which has resulted in an accumulated deficit of $149.4 million as of August 31, 2021. The recurring losses and cash used in operations are indicators of substantial doubt as to our ability to continue as a going concern for at least one year from issuance of the audited financial statements incorporated in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021. Our plans to alleviate substantial doubt are discussed below and elsewhere in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021.

Historically, our principal source of financing has come through the sale of our common stock and issuance of convertible notes. In May 2020, we successfully completed an underwritten public offering, raising a total of $12 million ($10.3 million net of costs), and closed an additional $1.35 million ($1.24 million net of costs) between June 1, 2020 and July 7, 2020 pursuant to the underwriter’s overallotment. In October 2020, we closed an additional $12 million equity offering ($10.7 million net of costs). In May 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants. More recently, in September 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants. Our plans and expectations for the next twelve months include raising additional capital to help fund expansion of our operations, including the continued development and support of our information technology (“IT”) and HRIS platform, as well as our activities in connection with our sponsorship of the SPACs described above. We expect to continue to invest in our HRIS platform, ShiftPixy Labs, our sponsorship of the SPACs and other growth initiatives, all of which have required and will continue to require significant cash expenditures.

We have been and expect to continue to be impacted by the COVID-19 pandemic, from which we have experienced both positive and negative impacts. Our current business focus is providing human capital and payroll services for the restaurant and hospitality industries, which have seen a reduction in payroll and consequently a reduction in payroll processing fees on a per WSE and per location basis. However, we believe that we provide the means for current and potential clients to adapt to many of the obstacles posed by COVID-19 by offering additional services such as delivery, which have facilitated an increase in our client and client location counts, resulting in recovery of billings lost during the first months of the pandemic. Beginning in June 2020, our billings per WSE and per location improved as lockdowns in its primary Southern California market were lifted. Although the State of California re-implemented lockdowns in November 2020, we believe that many of our clients have modified their businesses after the initial lockdowns to adapt somewhat to these adverse circumstances. Further, the recent acceleration in the roll-out of COVID-19 vaccines throughout California and the entire country has resulted in an easing of business operating restrictions. Nevertheless, if lockdowns resume, our client’s delay hiring or rehiring employees, or if our clients shut down operations, our ability to generate operational cash flows may be significantly impaired.

Risks Associated with Our Business

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021 (the “Annual Report”), incorporated herein by reference. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.

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Corporate Information

We were incorporated under the laws of the State of Wyoming on June 3, 2015. Our principal executive office is located at 501 Brickell Key Drive, Suite 300, Miami, FL 33131, and our telephone number is (888) 798-9100. Our website address is www.shiftpixy.com. Our website does not form a part of this prospectus and listing of our website address is for informational purposes only.

9

THE OFFERING

Shares of Common Stock	Up to 15,423,200 shares of Common Stock.
that May be Offered by the
Selling Shareholders

Use of Proceeds

We will not receive any proceeds from the sale of the Common Stock by the selling shareholders.  However, if all of the Warrants were exercised for cash, we would receive gross proceeds of approximately $12.66 million.  We intend to use the proceeds we receive from the exercise of the Warrants as follows:

•	approximately $1.5 million to fund working capital loans to IHC to finance transaction costs in connection with IHC’s IBC;
•	approximately $4,889,102 for Firemark, including $4,639,102 to purchase private placement warrants in Firemark, assuming the Firemark IPO is consummated and that the underwriters exercise the over-allotment option in full, and approximately $250,000 to fund loans to Firemark to cover IPO-related and organizational expenses;
•	approximately $1.5 million to fund working capital loans to Firemark to finance transaction costs in connection with Firemark’s IBC; and
•	the remainder to purchase private placement warrants and to extend loans in connection with the SPAC IPOs of Vital and TechStackery.

Use of Proceeds	See the section titled “Use of Proceeds” for additional information.

Offering Price	The selling shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Nasdaq Capital Market Symbol	“PIXY”

Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” included in this prospectus and beginning on page 19 of the Annual Report, incorporated by reference herein, and any other risk factors described in the documents incorporated by reference herein, for a discussion of certain factors to consider carefully before deciding to invest in our Common Stock.

Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling shareholders for offer and sale, we are referring to the shares of Common Stock sold to the selling shareholders, as well as the shares of Common Stock issuable upon exercise of the Warrants, each as described under “The Offering” and “Selling Shareholders.” When we refer to the selling shareholders in this prospectus, we are referring to the selling shareholders identified in this prospectus and, as applicable, their donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer.

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RISK FACTORS

Investing in our securities involves a high degree of risk.  You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus before you decide to purchase our securities.  In particular, you should carefully consider and evaluate the risks and uncertainties described below and under the heading “Risk Factors” in the Annual Report.  Any of the risks and uncertainties set forth below and in the Annual Report, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, or any prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus.  As a result, you could lose all or part of your investment.

Risks Relating to Our Business

There is no guarantee that our current cash position, expected revenue growth and anticipated financing transactions will be sufficient to fund our operations for the next twelve months. Our sponsorship of various SPACs requires significant capital deployment, entails certain risks and may not be successful, which would likely have a material adverse effect on our future expansion, revenues, and profits.

As of August 31, 2021, we had cash of $1.5 million and a working capital deficit of $10.9 million. We have incurred recurring losses, which has resulted in an accumulated deficit of $149.4 million as of August 31, 2021. The recurring losses and cash used in operations are indicators of substantial doubt as to our ability to continue as a going concern for at least one year from issuance of the audited financial statements incorporated in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021. Our plans to alleviate substantial doubt are discussed below and elsewhere in our Annual Report on Form 10-K for the fiscal year ended August 31, 2021.

Historically, our principal source of financing has come through the sale of our common stock and issuance of convertible notes. In May 2020, we successfully completed an underwritten public offering, raising a total of $12 million ($10.3 million net of costs), and closed an additional $1.35 million ($1.24 million net of costs) between June 1, 2020 and July 7, 2020 pursuant to the underwriter’s overallotment. In October 2020, we closed an additional $12 million equity offering ($10.7 million net of costs). In May 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants. More recently, in September 2021, we raised approximately $12 million ($11.1 million net of costs) in connection with the sale of common stock and warrants. Our plans and expectations for the next twelve months include raising additional capital to help fund expansion of our operations, including the continued development and support of our IT and HRIS platform, as well as our activities in connection with our sponsorship of the SPACs described above. We expect to continue to invest in our HRIS platform, ShiftPixy Labs, our sponsorship of the SPACs and other growth initiatives, all of which have required and will continue to require significant cash expenditures.

We do not currently have financing plans but we expect to obtain additional financing in the form of public or private equity offerings over the next twelve months as described above to purchase private placement warrants and to extend loans in connection with the SPAC IPOs of Vital, TechStackery and Firemark and to extend loans to IHC in connection with its IBC.  We are not in a position to state with certainty if or when any of the SPAC IPOs of Vital, TechStackery and Firemark will be consummated, or the terms upon which such SPAC IPOs ultimately will be completed. There is no assurance that IHC will be able to consummate its IBC within twelve months from the closing of the IHC IPO or that each of Vital, TechStackery and Firemark will be able to complete their respective IBCs within twelve months from the closing of their respective IPOs, in which case such SPACs would cease all operations except for the purpose of winding up. While we believe that all of the SPACs, after completing their IBCs, will generate significant revenues for us by virtue of entering into CSAs and/or other contractual relationships with us after completing the De-SPAC process, we are unable to rely with certainty on the SPACs to generate revenue in the future.

Assuming that each of Vital, TechStackery and Firemark consummate their SPAC IPOs for gross proceeds of $100 million, we expect to invest or otherwise extend capital, through Investments, totaling up to approximately $25,031,408 in connection with our sponsorship of the SPACs, including the following:

(i)	an aggregate of $17,531,408 (or up to $18,656,408 if the over-allotment option with respect to each SPAC is exercised) for purchases of common stock and private placement warrants in each of the SPACs as follows:

•	$25,000 to purchase founder shares (previously paid on February 18, 2021), and $4,639,102 to purchase private placement warrants in IHC (previously paid on October 22, 2021);
•	$25,000 to purchase founder shares (previously paid on February 18, 2021), and $4,264,102 (or up to $4,639,102 if the over-allotment option is exercised) to purchase private placement warrants in Vital (if and when the Vital IPO is consummated);
•	$25,000 to purchase founder shares (previously paid on February 18, 2021), and $4,264,102 (or up to $4,639,102 if the over-allotment option is exercised) to purchase private placement warrants in TechStackery (if and when the TechStackery IPO is consummated); and
•	$25,000 to purchase founder shares (previously paid on February 18, 2021), and $4,264,102 (or up to $4,639,102 if the over-allotment option is exercised) to purchase private placement warrants in Firemark (if and when the Firemark IPO is consummated);

(ii)	up to an aggregate of $1.5 million in loans that Investments may extend to Vital, TechStackery and Firemark, to cover IPO-related and organizational expenses of each SPAC, including SEC registration, legal and auditing fees, a total of $550,000 of which remains outstanding to Vital, TechStackery, and Firemark in the amounts of $150,000, $150,000, and $250,000 , respectively, as of the date of this Registration Statement and Prospectus; and

(iii)	up to an aggregate of $6.0 million in working capital loans to the SPACs, including up to $1.5 million in working capital loans to IHC to finance transaction costs in connection with IHC’s IBC. To date, we have not extended any such working capital loans, nor have we determined the terms upon which any such working capital loans would be extended and/or repaid, though up to $1,500,000 of such working capital loans extended to any of the SPACs may be convertible into private placement warrants of each SPAC’s post business combination entity, at a price of $1.00 per warrant at our option. If we extend working capital loans to the SPACs and the SPACs do not consummate their IBCs, such working capital loans are unlikely to be repaid.

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We will lose our entire investment in each of Vital, TechStackery and Firemark if such SPACs are unable to complete their IPOs successfully, as well as our investment in IHC if it is unable to consummate its IBC. Furthermore, the combined value of our equity investment in our sponsored SPACs, as carried on the consolidated balance sheet included in the financial statements accompanying our Annual Report on Form 10-K, filed with the SEC on December 3, 2021, is $47,472,000, which we have computed in accordance with accounting principles generally accepted in the United States, and which constitutes the majority of the carrying value of our total assets as reflected on our consolidated balance sheet. If all of the SPACs are unable to consummate their IBCs, then our founder shares and private placement warrants in each SPAC will be worthless. Further, even if all of the SPACs are able to consummate their respective IBCs, we can provide no assurance that the value of this equity investment will not decline significantly based upon a variety of factors, including, without limitation, stockholder and general market reaction to any IBC, redemption requests received from SPAC stockholders in connection with any proposed IBC, and SPAC stockholder dilution resulting from additional capital raises or other financing transactions undertaken by the SPACs in connection with any IBC.

We expect our investment in our HRIS platform to continue over the next twelve months regardless of whether we enter into client services agreements with the SPACs, and regardless of whether our SPACs are able to complete successfully the De-SPAC process, as we believe such investments will be necessary to support our existing clients as well as our future organic growth. While we anticipate that these investments will yield benefits to us in the future in the form of increased revenues and earnings, it is likely that such improved financial results will be delayed or otherwise materially impacted if we are unable to enter successfully into client services agreements with the SPACs on terms that are beneficial to us, or if the SPACs are unable to complete the De-SPAC process, including the IBCs.

We believe that our current cash position, along with our cost controls, projected revenue growth and anticipated financing from potential institutional investors, will be sufficient to alleviate substantial doubt and fund our operations for at least a year from the date of this Form 10-K. If these sources do not provide the capital necessary during the next twelve months, we may need to curtail certain aspects of our operations or expansion activities, consider the sale of additional assets, or consider other means of financing. We can give no assurance that we will be successful in implementing our business plan and obtaining financing on terms that are advantageous to us, or that any such additional financing will be available.

12

We will lose our entire investment in each SPAC if each SPAC does not complete its initial business combination and our officers may have a conflict of interest in determining whether a particular business combination target is appropriate for each SPAC.

On April 29, 2021, we announced our sponsorship, through Investments, of four SPAC IPOs. We purchased founder shares in each SPAC, through Investments, for an aggregate purchase price of $100,000, or $25,000 per SPAC. The number of founder shares issued to us was determined based on the expectation that such founder shares would represent 15% of the outstanding shares of each SPAC after its initial public offering (excluding the private placement warrants described below and their underlying securities). We are likely to be able to make a substantial profit on our nominal investment in the founder shares even at a time when each SPAC’s public shares have lost significant value. On the other hand, the founder shares will be worthless for each SPAC that does not complete an IBC. Accordingly, Investments will benefit from the completion of IBCs and may be incentivized to complete an IBC of a less favorable target company or on terms less favorable to stockholders rather than liquidate.

The registration statement and prospectus relating to the IPO of one of our sponsored SPACs, IHC, was declared effective by the SEC on October 19, 2021, and IHC units (the “IHC Units”), consisting of one share of common stock and an accompanying warrant to purchase one share of IHC common stock, began trading on the NYSE on October 20, 2021. The IHC IPO closed on October 22, 2021, raising gross proceeds for IHC of $115 million. In connection with the IHC IPO, we purchased, through our wholly-owned subsidiary, 4,639,102 placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,639,102. Assuming that each of Vital, TechStackery and Firemark consummate their initial public offerings for gross proceeds of $100 million, we expect to invest, through Investments, an aggregate of $12,792,306 (or up to $13,917,306 if the over-allotment option of each of Vital, TechStackery and Firemark is exercised in full) in such SPACs to purchase private placement warrants. As previously disclosed, on October 22, 2021, we invested an aggregate of $4,639,102 to purchase private placement warrants in IHC through Investments. Also, as previously disclosed, on February 18, 2021, we invested an aggregate of $100,000 to purchase founder shares in all four of our sponsored SPACs through Investments. Each whole private placement warrant is exercisable to purchase one whole share of common stock in each SPAC at $11.50 per share. The private placement warrants of each SPAC will also be worthless if each SPAC does not complete an IBC.

The investment amounts set forth above do not include loans that Investments may extend to each SPAC in the amount of $500,000 (or $2 million in the aggregate), in our role as sponsor (through Investments), to cover IPO-related and organizational expenses of each SPAC, including SEC registration, legal and auditing fees. As of the date of this prospectus, Investments has been fully repaid by IHC and an aggregate of $550,000 remains outstanding to Vital, TechStackery and Firemark. To the extent each of Vital, TechStackery and Firemark do not complete their respective SPAC IPOs, such loans are unlikely to be repaid.

In addition, we may extend working capital loans to IHC to finance transaction costs in connection with IHC’s IBC. To date, we have not extended any such working capital loans, nor have we determined the terms upon which any such working capital loans would be extended and/or repaid. Up to $1,500,000 of such working capital loans may be convertible into private placement warrants of IHC’s post business combination entity, at a price of $1.00 per warrant at our option. If we extend working capital loans to IHC and IHC does not consummate its IBC, such working capital loans are unlikely to be repaid.

We do not currently have financing plans but we expect to obtain additional financing in the form of public or private equity offerings over the next twelve months as described above to purchase private placement warrants and to extend loans in connection with the SPAC IPOs of Vital, TechStackery and Firemark and to extend loans to IHC in connection with its IBC.

The interests of our officers who also serve as officers of each SPAC, and Mr. Absher, our Chairman and Chief Executive Officer who also serves as Chairman of the Board of Directors of each SPAC, may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination of each SPAC.

There is no assurance that IHC will be able to complete its IBC within the next twelve months. Additionally, the remaining SPACs may not be able to complete their IBCs within twelve months from the closing of their respective SPAC IPOs, in which case the SPACs would cease all operations except for the purpose of winding up. While we believe that the SPACs, after completing their IBCs, will generate significant revenues for us by virtue of entering into CSAs and/or other contractual relationships with us after completing the De-SPAC process, we are unable to rely with certainty on the SPACs to generate revenue in the future.

We expect our investment in our HRIS platform to continue over the next twelve months regardless of whether we enter into CSAs with the SPACs, and regardless of whether our SPACs are able to complete successfully the De-SPAC process, as we believe such investments will be necessary to support our existing clients as well as our future organic growth. While we anticipate that these investments will yield benefits to us in the future in the form of increased revenues and earnings, it is likely that such improved financial results will be delayed or otherwise materially impacted if we are unable to enter successfully into CSAs with the SPACs on terms that are beneficial to us, or if the SPACs are unable to complete the De-SPAC process, including their IBCs.

13

Certain of our officers and directors have potential conflicts of interest arising from our SPAC sponsorship activities.

Our officers may not commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and the SPACs.  All of our officers are engaged in the SPACs and our officers are not obligated to contribute any specific number of hours per week to our affairs. All of our officers serve as officers of each SPAC and Mr. Absher, our Chairman and Chief Executive Officer, also serves as Chairman of the Board of Directors of each SPAC. While we do not believe that the time devoted to the SPACs will undermine their ability to fulfill their duties with respect to our Company, if the business affairs of each SPAC require them to devote substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs which may have a negative impact on our operations. The interests of each of these individuals in our Company and the SPACs may influence their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of our business following the initial business combination of each SPAC.

None of our officers or directors (i) hold any equity interest in the SPACs, (ii) receive any form of compensation from the SPACs, or (iii) have any pecuniary interest related to the SPACs separate and apart from their pecuniary interest in our Company. While Messrs. Absher, Carney and Gans, as officers and/or directors of both our Company and the SPACs, owe fiduciary duties to each entity, our Board has considered this matter and determined that no disabling conflict of interest has arisen or is likely to arise that would prevent these individuals from discharging their fiduciary duties on behalf of our Company. As a result, our Board has (i) approved our sponsorship of the SPACs through our subsidiary, Investments, (ii) approved Messrs. Absher, Carney and Gans serving as officers and/or directors of the SPACs, and (iii) approved the allocation of additional ShiftPixy resources, including financial backing and personnel, for the purpose of supporting the activities of the SPACs as they pursue their initial business combinations. Further, we do not anticipate that any of the SPACs will enter into an initial business combination with a target business affiliated with us, Investments, or any of our officers or directors. To the extent one of the SPACs were to propose a business combination with such an affiliated person or related party, such transaction would be negotiated on an arms’ length basis and be subject to Board and shareholder approvals, as appropriate.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “anticipate,” “aim,” “believe,” “contemplate,” “continue,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “poise,” “project,” “potential,” “suggest,” “should,” “strategy,” “target,” “will,” “would,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference into this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The section in this prospectus entitled “Risk Factors” and the sections in our periodic reports, including our Annual Report entitled “Risk Factors” and “Description of Business,” and our most recent quarterly report on Form 10-Q entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the documents or reports incorporated by reference into this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

•	our future financial performance, including our revenue, costs of revenue and operating expenses;

•	our ability to achieve and grow profitability;

•	our ability to continue as a going concern, and the sufficiency of our cash, cash equivalents and investments to meet our liquidity needs;

•	our ability to form ongoing, profitable relationships with each of the SPACs described above;

•	our predictions about industry and market trends;

•	our ability to successfully expand internationally;

•	our ability to effectively manage our growth and future expenses;

•	our estimated total addressable market;

•	our ability to maintain, protect and enhance our intellectual property;

•	our ability to comply with modified or new laws and regulations applying to our business;

•	the attraction and retention of qualified employees and key personnel;

•	the effect COVID-19 or other public health issues could have on our business and financial condition and the economy in general;

•	our ability to successfully defend litigation brought against us; and

•	our use of the net proceeds from this offering, if any.

15

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document and incorporated by reference, particularly in the section entitled “Risk Factors” beginning on page 19 of our Annual Report that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. The forward-looking statements contained in this prospectus are made as of the date of this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

You should also consider carefully the statements set forth in the sections titled “Risk Factors” or elsewhere in this prospectus and in the documents incorporated or deemed incorporated herein or therein by reference, which address various factors that could cause results or events to differ from those described in the forward-looking statements.  All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.  We have no plans to update these forward-looking statements.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Common Stock by the selling shareholders named in this prospectus, and the selling shareholders will receive all of the proceeds from this offering.

We may receive up to approximately $12.66 million in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants.

We intend to use the proceeds we receive from the exercise of the Warrants as follows:

•	approximately $1.5 million to fund working capital loans to IHC to finance transaction costs in connection with IHC’s IBC;

•	approximately $4,889,102 for Firemark, including $4,639,102 to purchase private placement warrants in Firemark, assuming the Firemark IPO is consummated and that the underwriters exercise the over-allotment option in full, and approximately $250,000 to fund loans to Firemark to cover IPO-related and organizational expenses;

•	approximately $1.5 million to fund working capital loans to Firemark to finance transaction costs in connection with Firemark’s IBC; and

•	the remainder to purchase private placement warrants and to extend loans in connection with the SPAC IPOs of Vital and TechStackery.

The holders of the Warrants are not obligated to exercise their Warrants, and we cannot predict whether holders of the Warrants will choose to exercise all or any of their Warrants. Our expected use of the proceeds from the exercise of the Warrants represents our current intentions based upon our present plans and business conditions. As a result, our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering. In addition, we might decide to postpone or not pursue these certain of these activities if the net proceeds from this offering and the other sources of cash are less than, or do not last as long as, expected. We have no current understandings, agreements or commitments for any material acquisitions or licenses of any products, businesses or technologies. We do not currently have financing plans but we expect to obtain additional financing in the form of public or private equity offerings over the next twelve months to extend loans to Vital in connection with its IBC and to purchase private placement warrants and to extend loans in connection with TechStackery’s IPO and to extend loans to TechStackery in connection with its IBC.

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UNAUDITED PRO FORMA FINANCIAL INFORMATION

On October 22, 2021, IHC consummated the IHC IPO which raised $115 million of gross proceeds for IHC. In connection with the IHC IPO, we purchased, through Investments, 4,639,102 private placement warrants at a price of $1.00 per warrant, for an aggregate purchase price of $4,639,102. The unaudited pro forma balance sheet as of August 31, 2021 gives effect to the consummation of the IHC IPO as if the IHC IPO was consummated on August 31, 2021, the first day of Fiscal 2021. The unaudited pro forma income statement for the year ended August 31, 2021 gives effect to the consummation of the IHC IPO as if the IHC IPO was consummated on August 31, 2021, the first day of Fiscal 2021.

The unaudited pro forma balance sheet and the unaudited pro forma income statement should be read in conjunction with our historical consolidated financial statements and the related notes included in the Annual Report which are incorporated by reference herein. See “Information Incorporated By Reference.” The unaudited pro forma balance sheet and the unaudited pro forma income statement may not be useful in predicting the future financial condition and results of operations of our company. The actual financial condition and results of operations of our company may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

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Unaudited Pro Forma Balance Sheet

	August 31, 2021	Gross proceeds from units offered to public (1)	Sale of Warrants (2)	Deferred Offering Cost (3)	Total
ASSETS
Current assets
Cash	$1,199,000		$1,265,000		$2,464,000
Accounts receivable, net	498,000				498,000
Unbilled accounts receivable	2,741,000				2,741,000
Deposit – workers’ compensation	155,000				155,000
Prepaid expenses	605,000				605,000
Other current assets	126,000				126,000
Current assets of discontinued operations	356,000				356,000
Total current assets	5,680,000	—	1,265,000	—	6,945,000

Fixed assets, net	2,784,000				2,784,000
Note receivable, net	4,004,000				4,004,000
Deposits – workers’ compensation	386,000				386,000
Deposits and other assets	944,000				944,000
Deferred offering costs – SPACs (See Note 6)	48,261,000			(9,485,000)	38,776,000
Investment held in Trust account	—	115,000,000	1,725,000		116,725,000
Non-current assets of discontinued operations	883,000				883,000
Total assets	$62,942,000	$115,000,000	$2,990,000	$(9,485,000)	$171,447,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable and other accrued liabilities	$6,553,000				$6,553,000
Payroll related liabilities	7,876,000				7,876,000
Accrued workers’ compensation costs	663,000				663,000
Current liabilities of discontinued operations	1,516,000				1,516,000
Total current liabilities	16,608,000	—	—		16,608,000
Non-current liabilities
Accrued workers’ compensation costs	1,646,000				1,646,000
Non-current liabilities of discontinued operations	3,765,000				3,765,000
Total liabilities	22,019,000	—	—		22,019,000
Commitments and contingencies
Class A common stock subject to possible redemption	—	115,000,000	1,725,000		116,725,000
Stockholders’ deficit
Preferred stock, 50,000,000 authorized shares; $0.0001 par value	—				—
Common stock, 750,000,000 authorized shares; $0.0001 par value; 25,863,099 and 16,902,146 shares issued as of August 31, 2021 and August 31, 2020	3,000				3,000
Additional paid-in capital	142,786,000		1,265,000	(9,485,000)	134,566,000
Accumulated deficit	(149,338,000)				(149,338,000)
Total ShiftPixy Inc Stockholders' Deficit	(6,549,000)	—	1,265,000	(9,485,000)	(14,769,000)
Non controlling interest in consolidated subsidiaries (See Note 6)	47,472,000				47,472,000
Total liabilities and stockholders’ deficit	$62,942,000	$115,000,000	$2,990,000	$(9,485,000)	$171,447,000

(1)	Represents the sale of 11,500,000 IHC Units for $10.00 per unit, each IHC Unit consisting of one share of redeemable IHC common stock and one warrant, with each whole warrant exercisable to purchase one share of IHC common stock at an exercise price of $11.50 per share, subject to adjustment.

(2)	Represents the purchase by us, through Investments as the sponsor of IHC, of 4,639,102 private placement warrants for $1.00 per warrant, with each whole warrant exercisable to purchase one share of IHC common stock at an exercise price of $11.50 per share, subject to adjustment, for total proceeds of $4,639,000 to IHC. $1,725,000 of such proceeds were allocated to IHC’s trust account for prepaid interest payable upon redemption of IHC common stock and $1,649,000 of such proceeds were allocated for underwriter and professional fees and costs associated with the IHC IPO. The additional paid-in capital associated with the $4,639,000 private placement proceeds was allocated as follows: (i) $3,573,000 to IHC common stock subject to possible redemption to maintain minimum equity in IHC and (ii) $1,066,000 to additional paid-in capital.

(3)	On April 22, 2021, IHC transferred a total of 2,000,000 shares (the “Founder Shares”) to a third party (“the representative”). The transfer of the Founder Shares created a deferred offering cost because it was deemed to be compensation to the representative. A value of $4.75 per share was estimated to be the fair value based in comparison to similar transactions. Accordingly, a value of $9,485,000 was considered an element of offering cost of the IHC IPO. The deferred offering cost was charged to additional paid-in capital upon the completion of the IHC IPO on October 22, 2021.

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Unaudited Pro Forma Income Statement

	August 31, 2021	General and Administrative Costs (1)	Total
Revenues (gross billings of $79.0 million and $65.5 million less worksite employee payroll cost of $55.6 million and $56.9 million, respectively)	$23,420,000	$—	$23,420,000
Cost of revenue	23,098,000	—	23,098,000
Gross Profit	322,000	—	322,000
Operating expenses:
Other Operating Expenses	21,071,000	—	21,071,000
General and Administrative	6,596,000	111,000	6,707,000
Total operating expenses	27,667,000	111,000	27,778,000
Operating Loss	(27,345,000)	(111,000)	(27,456,000)
Other (expense) income:	20,000	—	20,000
Income tax expense	(42,000)	—	(42,000)
Loss from continuing operations	(27,367,000)	(111,000)	(27,478,000)
Total Income (Loss) from discontinued operations, net of tax	(2,509,000)	—	(2,509,000)
Net loss	$(29,876,000)	$(111,000)	$(29,897,000)

(1)	Represents General and Administrative Costs for IHC for the period ended August 31, 2021, which includes insurance, administration fees, franchise tax fees, licensing and other expenses.

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SELLING SHAREHOLDERS

This prospectus relates to the sale or other disposition of up to 15,423,200 shares of our Common Stock and shares of Common Stock issuable to the selling shareholders upon exercise of the Warrants by the selling shareholders named below, and their donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer.  The shares of Common Stock covered hereby were issued by us in the Offering.  See “The Offering” beginning on page 9 of this prospectus.

The table below sets forth information as of January 31, 2022, to our knowledge, for the selling shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of the shares of Common Stock held by the selling shareholders.  The second column lists the number of shares of Common Stock and percentage beneficially owned by the selling shareholders as of January 31, 2022.  The third column lists the maximum number of shares of Common Stock that may be sold or otherwise disposed of by the selling shareholders pursuant to the registration statement of which this prospectus forms a part. The selling shareholders may sell or otherwise dispose of some, all or none of their shares.  Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our Common Stock as to which a shareholder has sole or shared voting power or investment power, and also any shares of our Common Stock which the shareholder has the right to acquire within 60 days of January 31, 2022.  The percentage of beneficial ownership for the selling shareholders is based on 28,713,099 shares of our Common Stock outstanding as of January 31, 2022 and the number of shares of our Common Stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of January 31, 2022 beneficially owned by the applicable selling shareholder.  Except as described below, to our knowledge, none of the selling shareholders has been an officer or director of ours or of our affiliates within the past three years or has any material relationship with us or our affiliates within the past three years.  Our knowledge is based on information provided by the selling shareholders in connection with the filing of this prospectus.

The shares of Common Stock being covered hereby may be sold or otherwise disposed of from time to time during the period the registration statement of which this prospectus is a part remains effective, by or for the account of the selling shareholders.  After the date of effectiveness of such registration statement, the selling shareholders may sell or transfer, in transactions covered by this prospectus or in transactions exempt from the registration requirements of the Securities Act, some or all of their Common Stock.

Information about the selling shareholders may change over time.  Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

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	Shares of Common Stock Beneficially Owned Prior to this Offering		Number of Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After this Offering
Selling Shareholder	Number (1)	% (2)		Number (3)	% (3)
Armistice Capital Master Fund Ltd.(4)	15,047,022	43.6	15,047,022	—	—%
A.G.P./Alliance Global Partners(5)	327,147	1.1	131,661	195,486	*
David Bocchi(6)(7)	136,872	*	56,426	80,446	*
Alex Barrientos(6)(8)	143,538	*	56,426	87,112	*
David Birenbaum(6)(9)	30,656	*	12,226	18,430	*
Zachary Hirsch(6)(10)	10,636	*	2,821	7,815	*
Emanuel Cohen(6)(11)	5,229	*	1,881	3,348	*
Carmelo Cataudella(6)(12)	5,229	*	1,881	3,348	*
Harry Ioannou(6)(13)	92,399	*	36,113	56,286	*
George Anagnostou(6)(14)	87,066	*	36,113	50,953	*
Zachary Grodko(6)(15)	18,694	*	7,524	11,170	*
James Tang(6)(16)	18,694	*	7,524	11,170	*
Keith Donofrio(6)(17)	40,196	*	16,177	24,019	*
Thomas Higgins(6)(18)	12,354	*	5,643	6,711	*
Kevin Oleskewicz(6)(19)	5,999	*	3,762	2,237	*

*Less than one percent

(1)	The shares of Common Stock underlying the Warrants are convertible or exercisable within 60 days of January 31, 2022.

(2)	Based on a denominator equal to the sum of (i) 28,713,099 shares of our Common Stock outstanding on January 31, 2022, and (ii) the number of shares of our Common Stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of January 31, 2022 beneficially owned by the applicable selling shareholder.

(3)	Assumes that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling shareholders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering. The percentage of beneficial ownership after the offering is based on 44,136,299 shares of Common Stock, consisting of (a) 28,713,099 shares of our Common Stock outstanding on January 12, 2022, and (b) the 15,423,200 shares of our Common Stock underlying the Warrants offered under this prospectus. The number of shares listed do not take into account any limitations on exercise of the Warrants.

(4)	The shares reflected as beneficially owned by Armistice Capital Master Fund in the table above consist of (i) 2,850,000 shares of common stock, (ii) 4,673,511 shares of common stock that may be purchased pursuant to the exercise of Pre-funded Warrants within 60 days of January 31, 2022 and (iii) 7,523,511 shares of common stock that may be purchased pursuant to the exercise of Common Warrants within 60 days of January 31, 2022. Excludes 9,896,906 shares of common stock that may be purchased pursuant to the exercise of the New Warrant issued in connection with the Warrant Exercise.

(5)	The shares reflected as beneficially owned by A.G.P./Alliance Global Partners (“A.G.P.”) in the table above consist of (i) 131,661 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 86,598 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 108,888 shares of common stock that may be purchased pursuant to the exercise of warrants issued to A.G.P. in connection with its role as underwriter in previous public offerings for the Company (the “Underwriter Warrants”) within 60 days of January 31, 2022.

(6)	The selling stockholder is an employee of A.G.P./Alliance Global Partners, which is a registered broker-dealer that acted as our placement agent in the Offering.

(7)	The shares reflected as beneficially owned by David Bocchi in the table above consist of (i) 56,246 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 37,113 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 43,333 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

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(8)	The shares reflected as beneficially owned by Alex Barrientos in the table above consist of (i) 56,426 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 37,113 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 49,999 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

(9)	The shares reflected as beneficially owned by David Birenbaum in the table above consist of (i) 12,226 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 8,041 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 10,389 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

(10)	The shares reflected as beneficially owned by Zachary Hirsch in the table above consist of (i) 2,821 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 3,093 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 4,722 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

(11)	The shares reflected as beneficially owned by Emanuel Cohen in the table above consist of (i) 1,881 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 1,237 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 2,111 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

(12)	The shares reflected as beneficially owned by Carmelo Cataudella in the table above consist of (i) 1,881 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 1,237 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 2,111 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

(13)	The shares reflected as beneficially owned by Harry Ioannou in the table above consist of (i) 36,113 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 23,753 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 32,533 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

(14)	The shares reflected as beneficially owned by George Anagnostou in the table above consist of (i) 36,113 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 23,753 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 27,200 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

(15)	The shares reflected as beneficially owned by Zachary Grodko in the table above consist of (i) 7,524 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 4,948 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 6,222 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

(16)	The shares reflected as beneficially owned by James Tang in the table above consist of (i) 7,524 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 4,948 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 6,222 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

(17)	The shares reflected as beneficially owned by Keith Donofrio in the table above consist of (i) 16,177 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 10,640 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 13,379 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

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(18)	The shares reflected as beneficially owned by Thomas Higgins in the table above consist of (i) 5,643 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 3,711 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 3,000 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

(19)	The shares reflected as beneficially owned by Kevin Oleskewicz in the table above consist of (i) 3,762 shares of common stock that may be purchased pursuant to the exercise of Placement Agent Warrants within 60 days of January 31, 2022, (ii) 1,237 shares of common stock that may be purchased pursuant to the exercise of May Placement Agent Warrants within 60 days of January 31, 2022 and (iii) 1,000 shares of common stock that may be purchased pursuant to the exercise of Underwriter Warrants within 60 days of January 31, 2022.

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PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use commercially reasonable best efforts to keep this registration statement effective at all times until the Investor no longer owns any shares of Common Stock, Warrants or shares of Common Stock issuable upon the exercise of the Warrants.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of Common Stock offered in this prospectus has been passed upon for us by Bailey, Stock, Harmon, Cottam, Lopez LLP, Cheyenne, Wyoming. Certain other matters in connection with this prospectus has been passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, and

EXPERTS

Our consolidated financial statements incorporated in this Prospectus by reference from our 2021 Annual Report on Form 10-K have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the information requirements of the Exchange Act and we therefore file periodic reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.  The reports, proxy statements and other information we file may be inspected and copied at prescribed rates at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C.  20549.  You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers like us that file electronically with the SEC.  The address of the SEC's website is http://www.sec.gov.

This prospectus constitutes part of a registration statement filed under the Securities Act with respect to the shares of Common Stock covered hereby.  As permitted by the SEC's rules, this prospectus omits some of the information, exhibits and undertakings included in the registration statement.  You may read and copy the information omitted from this prospectus but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the public reference room and website of the SEC referred to above.  You may also access our filings with the SEC on our website, which is located at http://www.shiftpixy.com/.  The information contained on our website is not part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed or incorporated by reference as an exhibit to the registration statement or as an exhibit to our Exchange Act filings, each such statement being qualified in all respects by such reference.

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INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-33958):

•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 9, 2021;

•	our Annual Report on Form 10-K for the year ended August 31, 2021, filed with the SEC on December 2, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended November 30, 2021, filed with the SEC on January 14, 2022, as amended by our Quarterly Report on Form 10-Q/A filed with the SEC on January 18, 2022;

•	our Current Reports on Form 8-K, filed with the SEC on September 2, 2021, October 27, 2021, December 2, 2021 and January 27, 2022; and

•	the description of our Common Stock set forth in our registration statement on Form 8-A, filed with the SEC on November 28, 2016, including any further amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to ShiftPixy Inc., Attention: Corporate Secretary, 501 Brickell Key Drive, Suite 300, Miami, FL 33131. Our phone number is (888) 798-9100.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses payable by the Registrant, in connection with the sale of the securities being registered under this registration statement.  All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee.

Amount
SEC registration fee	$1,487
Legal fees and expenses	$25,000.00
Accounting fees and expenses	$10,000.00
Total	$36,487.00

Item 15.  Indemnification of Directors and Officers.

Sections 17-16-851 through -856 of the Wyoming Statutes (the “Applicable Statutes”) provide that directors and officers of Wyoming corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. The Applicable Statutes also provide that directors and officers may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Further, Article V of our articles of incorporation, as amended, also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“[t]o the fullest extent permitted by the Wyoming Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (A) the amount of financial benefit received by a director to which he or she is not entitled; (B) an intentional infliction of harm on the Corporation or the Shareholders; (C) a violation of Section 17-16-833 of the Wyoming Business Corporation Act; or (D) an intentional violation of criminal law. If the Wyoming Business Corporation Act is amended after the effective date of this Amendment to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Wyoming Business Corporation Act, as so amended.

The Corporation shall indemnify to the fullest extent permitted by the Wyoming Business Corporation Act, as the same may be amended and supplemented from time to time, any and all persons whom it shall have power to indemnify under the Wyoming Business Corporation Act. The indemnification provided for herein shall not be exclusive of any other rights to which those seeking indemnification may be entitled as a matter of law under any Bylaw, agreement, vote of shareholders or disinterested directors of the Corporation, or otherwise, both as to action in such indemnified person’s official capacity and as to action in another capacity while serving as a director, officer, employee, or agent of the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee, or agent of the Corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

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Any repeal or modification of this Article V or amendment to the Wyoming Business Corporation Act shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of or increase the liability of any director, officer, agent, or other person of the Corporation with respect to any acts or omissions of such director, officer, or agent occurring prior to, such repeal, modification, or amendment.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent to another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article V.”

Further, Article XIV of our Bylaws also provides as follows regarding our indemnification of our directors, officers, employees and agents:

“The corporation shall indemnify any person acting on its behalf in accord with the law of Wyoming. The indemnification provided hereby shall not be deemed exclusive of any other right to which anyone seeking indemnification thereunder may be entitled under any bylaw, agreement, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The corporation may purchase and maintain insurance on the behalf of any Director, officer, agent, employee or former Director or officer or other person, against any liability asserted against them and incurred by him.”

Item 16.  Exhibits.

EXHIBIT LIST

Exhibit Number	Description

4.1	Form of Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on September 2, 2021).

4.2	Form of Pre-funded Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed on September 2, 2021).

5.1*	Opinion of Bailey, Stock, Harmon, Cottam, Lopez LLP.

10.1	Securities Purchase Agreement, dated August 31, 2021, by and among the Company and the Investor (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on September 2, 2021).

23.1*	Consent of Marcum, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Bailey, Stock, Harmon, Cottam, Lopez LLP (contained in Exhibit 5.1 hereto).

24.1**	Powers of Attorney (included in the signature page of this registration statement).

107*	Filing Fee Table

* Filed herewith. ** Previously filed.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of these securities at that time shall be deemed to be the initial bona fide offering.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Miami, Florida, on this February 14, 2022.

ShiftPixy, Inc.

By:	/s/ Scott W. Absher
Name:	Scott W. Absher
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott W. Absher	Chief Executive Officer and Director (Principal Executive Officer)	February 14, 2022
Scott W. Absher

*	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 14, 2022
Domonic Carney

*	Director	February 14, 2022
Kenneth Weaver

*	Director	February 14, 2022
Whitney White

*	Director	February 14, 2022
Christopher Sebes

*	Director	February 14, 2022
Amanda Murphy

*	/s/ Scott W. Absher
Name:	Scott W. Absher
Title:	Attorney-in-fact

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